AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE __, 2002

REGISTRATION NO. 333-_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

--------------------------

FORM SB-2 REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

(AMENDMENT NO.   )

__________________________________________________________________

AMERICAN FIDELITY DEPOSIT CORPORATION

________________________________________________________________

(Name of Small Business Issuer in Its Charter)

COLORADO	6172	03-0459625
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

14420 East 6th Avenue	14420 East 6th Avenue
Aurora, Colorado 80011	Aurora, Colorado 80011

(Address and Telephone	(Address of Principal Place
Number of Principal or	of Business Intended Principal
Executive Offices)	Place of Business)

JOHN SNELLINGS

AMERICAN FIDELITY DEPOSIT CORPORATION

14420 EAST  6TH AVENUE

Aurora, Colorado 80011

 (720) 849-0808

_________________________________________________________

(Name, Address and Telephone Number of Agent for Service)

Copies to

Michael  G. Quinn, Esq.

Thomas Heckman

200 East 1st Street

900 Lighton Plaza Tower

Suite 101

7500 College

Wichita, Kansas 67202

Overland Park, Kansas 66210

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

As soon as practicable after the effective date of this registration statement.

__________________________________________________________________

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

__________________________________________________________________

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS	DOLLAR AMOUNT	PROPOSED MAXIMUM	PROPOSED MAXIMUM
CLASS OF SECURITIES TO	TO BE	OFFERING PRICE	AGGREGATE OFFERING	AMOUNT OF
BE REGISTERED	REGISTERED	PER SHARE	PRICE	REGISTRATION FEE
Subordinated notes, $1,000 par	$8,800,000	$1,000	$8,800,000	$809.60

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

AMERICAN FIDELITY DEPOSIT CORPORATION

CROSS-REFERENCE SHEET

	FORM SB-2 ITEM AND CAPTION	PROSPECTUS CAPTION
1	Front of Registration Statement and Outside Front Cover Page of Prospectus	Front of Registration Statement; Outside Front Cover Page
2	Inside Front and Outside Back Cover Pages of Prospectus	Inside Front and Outside Back Cover Pages
3	Summary Information and Risk Factors	Prospectus Summary; Risk Factors
4	Use of proceeds	Prospectus Summary; Use of Proceeds
5	Determination of Offering Price	Outside Front Cover Page; Prospectus summary
6	Dilution	Not applicable
7	Selling Security Holders	Not applicable
8	Plan of Distribution	Outside and Inside Front Cover Pages; Prospectus Summary; Plan of Distribution
9	Legal Proceedings	Legal Proceedings
10	Directors, Executive Officers, Promoters and Control Persons	Our Management
11	Security Ownership of Certain Beneficial Owners and Management	Our Principal Shareholders
12	Description of Securities	Description of Subordinated Notes
13	Interest of Named Experts and Counsel	Legal matters, Experts
14	Disclosure of Commission Position on Indemnification for Securities Act Liabilities	Our Management, Undertakings
15	Organization within Last Five Years	Certain relationships and Related Transactions
16	Description of Business	Our Business
17	Management’s Discussion and Analysis or Plan of Operation	Our Business, Our Plan of Operation
18	Description of Property	Description of Our Properties
19	Certain Relationships and Related Transactions	Management; Certain Relationships and Related Transactions
20	Market for Common Equity and Related Stockholder Matters	Not applicable
21	Executive Compensation	Management- Executive Compensation
22	Financial Statements	Financial Statements
23	Changes In and Disagreements with Accountants on Accounting and Financial Disclosure	Not applicable

Subject to Completion, Dated _______, 2002

PROSPECTUS

Dated ______, 2002

AMERICAN FIDELITY DEPOSIT CORPORATION

$8,800,000 of Subordinated Notes

The Notes will be issued by American Fidelity Deposit Corporation. We refer to ourselves as AFD and are offering the following series of subordinated notes for sale:

Series 2002

Principal Amount

$8,800,000

Issue Date

Upon acceptance of subscription

Interest Rates

Fixed at issue date (1)

Maturity Dates

3 years to 10 years (2)

Price

$1,000

Net Proceeds to AFD

$8,600,000

(1) When you are solicited or inquire of the Notes offered, you will receive a supplement to this Prospectus, which sets forth the current interest rate per maturity of the Notes.  Interest rates on the notes will be fixed at the date of issuance.

(2) Maturity dates on the Notes vary from three to ten years as subscribed for by the purchaser.

·

The Notes will be an unsecured obligation of AFD, and will be subordinate to any indebtedness we may incur.

·

The price per Note of $1,000, less expenses incurred by us for this offering, will yield proceeds per note to us of $977.

·

There is no minimum amount of notes offered that need be sold.  Proceeds received for the subscriptions for the Notes will be applied to our general operating account.

·

We estimate that approximately $200,000 will be expended by us for expenses and fees on behalf of this offering.

The Notes will only be offered by directors, officers, and selected employees who will not be compensated for such services.

The Notes involve a great deal of risk.  Before you purchase any Notes, be sure you understand the structure and the risks.  See “Risk Factors” beginning page 3 of this prospectus for a discussion of those risks.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

Contact:

American Fidelity Deposit Corporation

14420 East 6th Avenue

Aurora, CO 80011

(720) 849-0808

PROSPECTUS SUMMARY

Our Company

American Fidelity Deposit Corporation, a Colorado corporation (the “Company” or “AFD”), was formed on June 17, 2002.  AFD intends to enter the business of providing financing for small businesses and individuals primarily through equipment leases and loans.  AFD has not been engaged in any leasing or any other business activities prior to the date of this Prospectus. We are offering subordinated notes to provide funding for our intended business operations.  AFD will be the sole obligor on the subordinated notes.

AFD’s principal executive offices are located at 14420 East 6th Avenue, Aurora, Colorado 80011. Our telephone number is (720) 849-0808.

The Offering

The Subordinated Notes are authorized by our board of directors for issuance under certain terms and conditions and purposes as described as follows:

Securities Offered……………………….

There will be $8,800,000 aggregate principal amount of our Notes to be offered as our Subordinated Notes (“Notes”).  The Notes mature before ten years as selected by the purchaser at an interest rate fixed at the date of issuance.  Each note will be in the denomination of at least $1,000.  There is no minimum amount of the Notes offered for sale required to be sold.

Interest Rate and Payment Dates………..

Interest rates will be fixed as of the date of issuance.  The interest rates will vary with the maturity of the Notes selected by the purchaser.  We will provide the prospective purchaser the current interest rate per maturity by a supplement to this Prospectus.  The Notes will pay simple interest and, at the option of the investor, will be payable on a monthly, quarterly, semi-annual or annual basis.

Date of Issuance………………………….

The date of issuance on the Notes will be the date the subscription is received from the purchaser and is accepted by us.

Optional Redemption…………………….

The Notes may be redeemed by us at anytime, in full or in part, at our election.  We will provide you with no less than 60 days notice of our intent to redeem the Note.

Ranking…………………………………...

The Notes will be unsecured obligations of AFD, and will be subordinate to any indebtedness that we may incur in the future. We intend to acquire senior indebtedness in the future.

Use of Proceeds…………………………..

The net proceeds from this offering, will be used for (i) originating loans and leases primarily on equipment as described herein, and (ii) working capital and general business purposes.  See (“Use of Proceeds”).

Risk Factors

The Notes we are offering involve a high degree of risk, and there are risks associated with our business.  See “Risk Factors” beginning on Page 3.

Summary Financial Data

 The Company was formed on June 17, 2002 and has total capital of $10,000 as of June 20, 2002.  AFD is in the developmental stage and has had no revenues as of the date of this Prospectus.

***********************************************

RISK FACTORS

IN ADDITION TO OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CAREFULLY CONSIDERED IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE NOTES OFFERED BY THIS PROSPECTUS. CAREFULLY CONSIDER THAT THE NOTES ARE SPECULATIVE AND SUBJECT TO A HIGH DEGREE OF RISK.  IN ADDITION TO FACTORS SET FORTH ELSEWHERE IN THIS PROSPECTUS YOU SHOULD CONSIDER THE FOLLOWING.

Risks Specific to the Notes Offered

The Notes offered by this prospectus are not insured against loss

Because the Notes are not insured against loss by the FDIC or any governmental or private agency, you could lose your entire investment.   The holder of the debt securities is dependent solely upon sources such as our earnings, proceeds from the sale of assets and, our working capital and other sources of funds for repayment of principal at maturity and the ongoing payment of interest on the Notes. If these sources of repayment are inadequate, you could lose your entire investment. If our sources of repayment are not adequate, we may be unable to repay the Notes at maturity and you could lose all or a part of your investment.

We are not required to set aside funds to repay the Notes

There is no sinking fund or trust indenture related to the Notes.  Since we do not set aside funds to repay the Notes offered, you must rely on our revenues from operations and other sources for repayment. If our sources of repayment are not adequate, we may be unable to pay the interest or repay the principal required by the Notes and you could lose all or a part of your investment.

The Notes are unsecured and second in right of payment to any existing or future other indebtedness

Since the Notes are unsecured and second in right of repayment to other debt (see “Description of Notes” for definition) borrowed now and in the future, in the event of insolvency, debt holders would be repaid only if funds remain after the repayment of our other debt. There is no limitation on the amount of senior debt we can incur.  We intend to acquire other debt in the future.

Your ability to liquidate your investment is limited

The Notes offered hereby are non-negotiable and are therefore not transferable without the prior written consent of the Company. Due to the non-negotiable nature of the Notes and the lack of a market for the sale of the Notes, even if the Company permitted a transfer, investors may be unable to liquidate their investment even if circumstances would otherwise warrant such a sale.

Risks Specific to Our Business

General.

Our primary business is the financing of small businesses and individuals for business purposes.  We intend to enter into lease and/or loan transactions on a secured basis, involving equipment or other assets on a case-by-case basis.  Lease and loan transactions are an inherently risky business.  The success of our Company will depend to some extent upon factors over which we have no control, such as trends in the economy, general interest rates, levels of capital investment, income tax laws, changes in operating expenses, governmental regulations and the availability of satisfactory investment and disposition opportunities.

We are a development stage company with an absence of operating history therefore we may never be able to establish profitable operations.

Our Company was formed on June 17, 2002 and has limited financial resources with which to establish profitable operations and implement its business plan. Our Company does not currently have revenues and is entirely dependent on the sale of Notes to engage in its intended business purposes.  Our Company may never be successful in establishing profitable operations, which frequently occurs with new or recently formed business. Therefore an investor in the Notes may sustain a loss of his or her entire investment and therefore an investment in the Notes is immediately at risk.

There is a high level of default risk with our customers.

The majority of the Company’s customers are expected to be small businesses or individuals that have limited credit histories or have experienced credit impairments, and may, therefore, be unable to obtain financing through a traditional source, such as a bank, credit union or savings and loan or may choose not to pursue credit from a traditional lender due to time or payment limitations.  The character of the borrower is a critical factor in the likelihood of repayment, and must be relied upon heavily in the absence of financial resources available to middle and higher income borrowers with strong credit histories.  Lower income borrowers are more likely to skip payments frequently and/or default.  We will have significant exposure to high levels of defaults or charge-offs, because of the types of customers we expect to attract. We may not be able to meet the principal and interest obligations under the Notes, as a result of defaults by our customers, therefore, an investor in the Notes may sustain a loss of his or her entire investment and therefore an investment in the Notes is immediately at risk.

The success of our business plan is dependent on the sale of Notes.

The Company’s ability to implement its business plan and reach profitability is dependent on the successful sale of its Notes. Numerous investment alternatives are available to investors and may cause investors to evaluate investment opportunities more critically. We may experience unanticipated declines in sales of Notes, which could have a detrimental effect on the Company’s liquidity or financial condition and on its ability to repay the Notes. Therefore an investor in the Notes may sustain a loss of his or her entire investment and therefore an investment in the Notes is immediately at risk.

Our Company is highly dependent on the collection of receivables to meet its obligations.

Our ability to meet our obligations is dependent on the timely collection of our lease and loan receivables.  The level of lease and loan delinquencies and defaults is likely to be affected by general economic conditions, the quality of our loan and lease underwriting, among other matters.  Future economic conditions are not within our control but have a substantial effect on the Company’s ability to collect its receivables. If the Company is unable to generate sufficient cash flow from operations to satisfy its interest and principal obligations on the Notes and other indebtedness, it may be required to refinance all or a portion of such obligations, sell assets or issue additional equity or debt securities. Therefore an investor in the Notes may sustain a loss of his or her entire investment and therefore an investment in the Notes is immediately at risk.

Our cost of funds may be higher than our competition.

Interest rates paid by us on the Notes may be higher than interest rates paid by established equipment leasing companies with better credit ratings than us.  As a result, we may be required to charge our lessees higher monthly rentals than would be charged by a lessor willing to amortize borrowings over a longer lease term or whose cost of borrowing is lower than ours.  Accordingly, we may operate at a competitive disadvantage relative to certain other lessors of equipment.

The lease payments and residual value of equipment may not cover our costs.

 There is no assurance that the equipment to be purchased and leased by us can be leased at a profit or that the residual value of the equipment, when combined with the cash flow received from the lease and any re-lease of the equipment, will equal or exceed our investment in and expenses associated with the equipment.  Similarly, there can be no assurance as to when or whether cash will be available for the payment of principal and interest on the Notes.

Our success is dependent on the efforts of our executive officers and their ability to attract and retain qualified employees.

We are attempting to implement a business plan that will provide lending and leasing services.  Our success in implementing the business plan and establishing these operations depends upon the contributions our executive officers, including Mr. Heckman, to identify, attract and retain qualified employees and consultants.  The loss of the services of Mr. Heckman or his inability to attract and retain qualified personnel for our Company would make it difficult or impossible to successfully implement our plans to enter the leasing and lending business.  Mr. Heckman does not have an employment or consulting agreement with the Company.

Our business may be adversely affected by fluctuations in interest rates.

The leases and loans we originate are subject to the interest rate and regulatory provisions of each applicable state’s lending laws.  We may experience a decrease in our net interest margin or a loss because increased interest costs from the sale of Notes cannot be passed on to all of our customers in the form of higher lease or interest rates.  Net interest margin represents the difference between the amount we earn on leases and loans and the amounts the Company pays on the Notes and other borrowings.  An increase in prevailing interest rates could negatively affect the Company’s interest margin, which in turn could affect our ability to repay the Notes. Therefore an investor in the Notes may sustain a loss of his or her entire investment and therefore an investment in the Notes is immediately at risk.

We may incur uninsured losses with respect to our leased equipment.

While our equipment leases will be secured by a lien on the leased equipment, the equipment is subject to the risk of loss or damage, destruction or obsolescence prior to the termination of the lease. Typical lease agreements with lessees of our equipment will require such lessees, at their expense, to arrange for comprehensive insurance, including fire, liability and extended coverage, of the type and in the amounts customarily obtained for equipment similar to that leased. However, there are certain types of losses (generally of a catastrophic nature such as war, earthquakes and floods), which are either uninsurable or not economically insurable.  Should such a disaster occur with respect to any of our equipment, we could suffer a loss of capital invested in, and a loss of any profits, which might be anticipated from the lease of, such equipment.

Our Company faces intense competition.

The leasing industry is highly fragmented and competitive.  There are numerous competitors, many of which are larger and have greater financial resources, providing services similar to those offered by our Company.  Additional competitors or expansion of operations by current competitors could substantially affect the Company’s profitability and general financial condition.  Additionally, increased competition could result in fewer leases and contracts originated by the Company and reductions in the rates charged.

Our Company may be subject to Federal, State and Local regulatory requirements.

Our business may be regulated by both federal, state and in certain cases, local, laws.  We may be subject to various other federal, state and local laws, rules and regulations governing the licensing of lessors/lenders, procedures that must be followed by lessors/lenders and servicers, and disclosures that must be made to consumer borrowers.

Although we intend to comply with applicable federal, state and local laws, rules and regulations, future changes in such laws, or in the interpretation thereof, may make our compliance more difficult or expensive.  In addition, such changes may restrict our ability to originate leases and loans, further limit or restrict the amount of rental, interest and other charges earned under such loans and leases. These changes may impact the overall business prospects of the Company. Therefore an investor in the Notes may sustain a loss of his or her entire investment and therefore an investment in the Notes is immediately at risk.

USE OF PROCEEDS

The following table sets forth the intended use of the proceeds of this Offering, assuming the sale of all $8,800,000 of Notes offered hereby occur.

		PERCENTAGE OF
		TOTAL
DESCRIPTION	AMOUNT	OFFERING
---------------------------------------	-------------	-------------

Originate leases and loans (1)	$8,400,000	95.46%
Expenses of offering (2)	200,000	2.27%
Working capital and general corporate purposes	200,000	2.27%
	----------	---------
Total (3)	$ 8,800,000	100.00%
	==========	=========

(1) The Company intends to utilize all available funds (after payment of offering costs) to originate leases and loans with small businesses and individuals primarily on equipment. There is no minimum amount of Notes offered that need be sold.

(2) The expenses of the offering are estimated to be $200,000, which includes filing fees, legal fees and expenses, accounting fees and expenses, advertising and travel, printing and engraving expenses.

(3) Pending the application of the net proceeds as described above, the net proceeds from this offering will be placed in interest bearing bank accounts or invested in debt securities not necessarily of investment grade, certificates of deposits or commercial paper.

FORWARD LOOKING STATEMENTS

We have used words such as “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect” and other similar expressions, which identify forward-looking statements.  Actual results could differ materially from those suggested by these forward-looking statements.  These forward-looking statements are based largely on our expectations and are subject to a number of risks and uncertainties, including:

·

our limited sources of funds from which we may meet our obligations;

·

the highly competitive nature of our business;

·

failure to control defaults on our leases or loans;

·

significant changes in interest rates

·

regulatory limitations imposed on our leasing/lending activities;

·

failure to maintain qualified management and skilled personnel.

Many of these factors are beyond our control.

OUR PLAN OF OPERATION

We are a developmental stage company that has not commenced with our principal intended operations.  We will spend at least the next 12 months raising funds through our subordinated note offering.  We have $10,000 of cash reserves as of June 20, 2002 which is not sufficient to sustain operations for the next 12 months, therefore the success of our subordinated note offering will be essential for our company to meet its obligations, implement its business plans and ultimately to achieve profitability.  Shareholders or other third parties may advance funds to our Company in order to meet daily funding needs, however there is no formal arrangements to provide such funding.

Our Company will begin its financing operations when adequate funds are raised through the subordinated note offering.  We intend to start those operations within the next 12 months; however, this will be dependent upon the timing and success of the subordinated note offering. We will attempt to outsource many of the processing, administration and back-office operations during our start-up stage in order to contain overhead costs while we build our portfolio. See “Our Business”

OUR BUSINESS

Our History

Our Company was formed on June 17, 2002 and has no predecessors. We have not begun any operations as of the date of this Prospectus and have generated no revenues.  The Company is attempting to implement its business plan by entering the financing business through the origination of loans and leases to small businesses and individuals.  The proceeds of the Notes offered hereby are expected to provide the Company with capital in order to fund the origination of leases and loans and enter this market. Our Company has not been in the lending and leasing business in any way prior to the date of our formation.  As such, we are subject to all the risks of a start-up business.

Our Business Strategy

Our primary business activity will be providing lease and loan financing for small businesses and individuals primarily for the acquisition of equipment. We place our likely customers in two categories: 1) the first category of customers includes those that have credit-impaired personal financial histories and who are generally unable to obtain financing from banks or savings and loan associations, 2) the next category of our customers will include those who would qualify for loans from traditional lending sources but still prefer to use our products and services.  We expect that these borrowers will be attracted to our services as a result of our marketing efforts, the personalized service that we expect our staff to utilize, and our timely response to leasing requests.  Though our primary activity will be the leasing of equipment, to a lesser extent we may also make loans to our customers for such purposes.

We plan to originate business purpose loans/leases to corporations, partnerships, sole proprietors and other business entities for business purposes including, but not limited to, equipment acquisition. We intend to focus our efforts in the area of equipment acquisition leases. Where necessary or appropriate, we will obtain such reports, inspections or surveys, as we consider necessary to determine the economic life, reliability and productivity of equipment to be purchased and its suitability, desirability and demand in the industry in which it is to be used.

We may buy existing leases or loans from third parties, as long as those loans and leases meet our underwriting standards.  In certain cases, we may purchase equipment from a potential lessee and lease it back to the Seller, or refinance an existing lease, as long as such transactions are consistent with our underwriting standards.  In addition, in certain cases we may act as a lease or loan broker utilizing a third party to fund the transaction, or we may sell existing leases and loans from our portfolio to third parties.

We intend to seek other indebtedness by utilizing the assets funded by the Notes as collateral.  The actual amount borrowed by us and the terms of such borrowings will depend upon the availability of financing, interest rates and other costs, and our determination that the amount borrowed is desirable in light of our investment objectives and policies.  We will use our best efforts to obtain financing on the most favorable terms.

We intend to originate leases and loans to small businesses and individuals throughout the United States, which will be funded through the proceeds of the Notes offered hereby.  In addition, we plan to utilize the leases originated using the proceeds of the Notes as collateral to secure other debt financing in order to increase the funds available to us for loan and lease purposes.  The use of senior debt will serve two primary purposes; 1) to lower our overall cost of funds as senior indebtedness typically bears a lower interest rate than unsecured debt and 2) to increase the level of capital available to us for funding loans and leases.

The profitability of our Company is likely to be affected during any period of rapid changes in interest rates. Changes in interest rates may affect demand for the Company's leases and loans as well as the ability of the Company to sell its Notes. In addition, such increase in rates may increase the Company's cost of funds and could adversely affect the spread between the rate of interest received on loans and rates payable under the Company's outstanding credit facilities. In addition, any future decrease in interest rates will reduce the amounts which the Company may earn on its newly originated loans and leases. A significant decline in interest rates could also decrease the size of the loan portfolio serviced by the Company by increasing the level of lease and loan prepayments.

Our Marketing Strategy

In order to initially carry out our strategy, we will primarily, but not exclusively, rely on a network of independent commissioned brokers who will seek out and introduce us to the customers.  We believe that, initially, our marketing efforts, even though on a commission basis, will be generally less expensive for our start-up operations, than hiring a large in house sales staff.

Ultimately, our marketing efforts for business purpose leases and loans will focus on three targets; 1) independent commissioned lease brokers, 2) equipment vendors and 3) end users.  We intend to use general mailings and direct telephone solicitation to these targets in order to make them aware of our services.  At some point in the future we may hire a direct sales force.

Our Servicing and Administration

We intend to contract with third party servicers at least for the first twelve months of operations.  We believe this will be more cost effective than hiring and training an in house processing staff during the start-up of our lease operations.  In addition, depending upon results and costs we may permanently outsource our loan processing operations.  The outsourced servicing procedures will include activities regarding processing of lease payments, processing of disbursements for tax and insurance payments, and maintenance of lease records.  We intend to supplement the efforts of the third party servicers’ effort in collection of delinquent accounts, instituting foreclosure/repossession activities and the disposition of repossessed property and equipment.  We will perform our own underwriting and approval process.

Our Underwriting Procedures and Practices

We will perform all underwriting procedures in house.  Our underwriting standards are applied to evaluate a prospective debtor’s credit standing and repayment ability as well as the value and adequacy of the collateral. Initially, the prospective debtor is required to fill out a detailed application providing pertinent credit information. As part of the description of the prospective debtor’s financial condition, the debtor is required to provide information concerning assets, liabilities, income, credit, employment history and other demographic and personal information. If the application demonstrates the prospective debtor’s ability to pay the obligation as well as sufficient income and equity, we will generally obtain and review an independent credit bureau report on the credit history of the debtor and verification of the debtor’s income. Once all applicable employment, credit and property information is obtained, a determination is made as to whether sufficient unencumbered equity in the collateral exists and whether the prospective debtor has sufficient monthly income available to meet the prospective monthly obligations.

Our Closing documentation

At closing, our lease and loan documents will generally require the debtor to indemnify us against any loss or liability incurred by or asserted against us and arising out of such lease or loan.

The lease or loan documents will prescribe certain events of default, principal among which will be the debtor’s default in the monthly payment for a certain number of days. In addition, the debtor’s failure to observe or perform covenants or terms of the lease for a certain number of days and the debtor’s bankruptcy or insolvency will be events of default.  Enforcement of remedies is subject to applicable bankruptcy and similar laws.

In the case of a lease, at the end of the lease term, the lessee may have the option to buy the equipment or to terminate the agreement and return the equipment.  The lessee may be given the option to renew the lease, under new terms and consistent with our underwriting standards.

Items specific to our leased equipment

A senior creditor may claim an interest in the equipment, which we purchase for the purposes of leasing. Title to the equipment will remain with us, although a security interest in the equipment may be granted to that senior creditor. Our interest in the equipment may be subject to the security interest granted to any senior creditor.

Should we retain ownership at the end of a lease, our intention is that we will hold and re-lease the equipment until such time as disposition appears advantageous.  In deciding whether to dispose of an item of equipment, we will consider the nature and condition of particular equipment, potential re-lease opportunities, economic conditions, interest rates and many other factors.

Our expected Competition

We expect to compete for business purpose leases and loans against many other finance and leasing companies and financial institutions.  Many of our competitors are much larger and better capitalized than our Company.  In order to compete with our competition, we believe it is extremely important to concentrate on our marketing efforts, responsive customer service and rapid processing and closing periods, all of which will differentiate us from our competition.

Regulation of our business

Our business may be regulated by both federal, state and in certain cases, local laws.  We may be subject to various other federal, state and local laws, rules and regulations governing the licensing of lessors/lenders, procedures that must be followed by lessors/lenders and servicers, and disclosures that must be made to consumer borrowers.

The operations of the Company may be subject to regulation by federal, state and local government authorities and may be subject to various laws and regulations imposing various requirements and restrictions, including:

*

Requirements that the Company obtain and maintain certain licenses and qualifications;

*

Limitations on the rates, fees and other charges the Company is allowed to charge and limitations on other terms of the Company’s leases and loans;

*

Requirements that specified disclosures be provided to borrowers; and

*

Limitations on the Company’s rights to repossess and sell collateral.

Although we intend to comply with applicable federal, state and local laws, rules and regulations, future changes in such laws, or in the interpretation thereof, may make our compliance more difficult or expensive.  In addition, such changes may restrict our ability to originate leases and loans, further limit or restrict the amount of rental, interest and other charges earned under such loans and leases. These changes may impact the overall business prospects of the Company. Therefore an investor in the Notes may sustain a loss of his or her entire investment and therefore an investment in the Notes is immediately at risk.

Intellectual property

Our Company’s leasing operations have no patents, copyrights, trade secrets or other proprietary information.

Our Employees

The Company’s lease and loan operation currently has no employees.  Mr. Heckman, our Company’s Chief Executive Officer, will be in charge of the Company’s leasing operations and will direct all aspects of its staffing.  We anticipate hiring employees as needed. Actual results with respect to the sale of the Notes and origination of leases will directly impact our staffing levels.  None of the Company’s employees are expected to be subject to collective bargaining agreements.

Transfer agent, paying agent and registrar

We will act as our transfer agent, paying agent and registrar for the Notes.

DESCRIPTION OF OUR PROPERTIES

Our Company does not own any real property. The Company currently shares office space with another company, at no cost. No formal lease agreement has been executed, however, the Company will begin paying rental payments in an amount less than $500 per month upon the start up of operations.  Our Company plans to remain in this location for at least the next twelve months, however as we grow, additional office space will likely be required.  The Company plans to lease rather than buy any additional office space necessary in the future.

LEGAL PROCEEDINGS

There are no legal proceedings, pending or threatened, to which the Company is a party.

OUR MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

The executive officers and directors of the Company and their ages as of the date of this Prospectus are as follows:

NAME	AGE	POSITION
-----------------------	---	----------------------------
Thomas Heckman	42	Chairman of the Board of Directors, Chief Executive Officer and Chief Financial Officer, President, and Secretary

Ronald S. Weiss	57	Director

John Snellings	28	Director, Assistant Secretary

Our by-laws provide for the Board of Directors to be composed of three directors.  Each director serves until the expiration of his or her term and thereafter until his or her successor is duly elected and qualified. Board members receive no compensation for service as a Board Member, however reasonable costs and expenses for attending Board meetings will be reimbursed.  The Board of Directors on an annual basis appoints the executive officers of the Company.

THOMAS HECKMAN- Mr. Heckman received a bachelor degree in business administration from the University of Missouri-Columbia in 1982.  Mr. Heckman was appointed and has served as the Company’s Chief Executive Officer, Chief Financial Officer and Chairman of the Board of Directors since its inception.  Mr. Heckman is a certified public accountant and was employed at the accounting firm of Deloitte & Touche, LLP from 1983 until 2001 and was a partner with such firm from 1996 until 2001.  From 2001 until June 2002, Mr. Heckman was involved as an owner of several private businesses in the area of real estate development, mortgage banking and temporary personnel. Mr. Heckman is in charge of overall management and specifically will be in charge of the AFD’s lending and leasing operations.  Mr. Heckman serves as a director of Heritage Companies, Inc.

RONALD S. WEISS- Mr. Weiss is a 1969 graduate of the University of Missouri at Kansas City School of Law.  Mr. Weiss is a partner in the law firm of Berman, DeLeve, Kuchan & Chapman, L.C. where he has practiced law for approximately 30 years.  Mr. Weiss has served as Chairman of the Kansas City Metropolitan Bar Association Commercial Law and Bankruptcy Committee and has been the Chairman of the Annual Bankruptcy Institute of the University of Missouri at Kansas City. Mr. Weiss has never served as a director or officer of any other publicly held company.  Mr. Weiss is the President of Sequoia Corporation (See “Security Ownership of Certain Beneficial Owners and Management”).  Mr. Weiss has served as a member of the Company’s Board of Directors since its inception.  In addition, Mr. Weiss serves as a director of Heritage Companies, Inc.

JOHN SNELLINGS - Mr. Snellings attended Kansas State University in 1992 and 1993.  Later in 1993, Mr. Snellings joined Hetzler and Associates and became a District Manager, where he managed a team of individuals marketing securities and insurance products.  Mr. Snellings obtained a series 6 and 63 investment license as well as other professional licenses while at Hetzler and Associates.  Mr. Snellings serves as a director of Heritage Companies, Inc.  Mr. Snellings currently is a District Manager for E-Myth, LLC, a human resource services firm with offices in Kansas, Colorado and Missouri.  Mr. Snellings joined E-Myth, LLC in July of 1999 and was appointed to lead its expansion into the Colorado market, which was opened in March of 2000. Mr. Snellings has served as a member of the Company’s Board of Directors since its inception.

INDEMNIFICATION

The By-Laws of the Company provide for indemnification to all officers and directors of the Company against any and all expenses, judgments and fines in connection with any threatened, pending or completed action, suit or proceeding arising out of their service as an officer or director of the Company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

OUR PRINCIPAL OWNERS

The following table provides information concerning the beneficial ownership of the Common Stock as of the date of the Prospectus, for (a) each person known to the Company to be a beneficial owner of the Common Shares in excess of 5%; (b) each director; (c) each executive officer designated in the section captioned "MANAGEMENT--Executive Compensation;" and (d) all directors and executive officers as a group. Except as otherwise noted, each person named below had sole voting and investment power with respect to such securities.

BENEFICIAL OWNERSHIP (1)
NAME AND ADDRESS (2)	SHARES	PERCENTAGE
Ozark Capital, LLC (2) 900 Lighton Plaza Tower 7500 College Overland Park, KS. 66210	502	50.2%
John Snellings 14420 East 6th Avenue Aurora, CO. 80011.	0	0.0%
Ronald Weiss (3) 1900 Commerce Tower 911 Main Street Kansas City, MO. 64105	0	0.0%
Sequoia Corporation (3) …………… Box 8266 Shawnee Mission, Kansas 66208	400	40.0%
All directors and executive officers as a group (3 people)	902	90.2%

------------------------

(1)

Under the rules of the Commission, shares are deemed to be "beneficially owned" by a person if such person directly or indirectly has or shares (i) the power to vote or dispose of such shares whether or not such any person has pecuniary interest in such shares, or (ii) the right to acquire the power to vote or dispose of such shares within 60 days, including any right to acquire through the exercise of any option, warrant or right.

(2)

Mr. Heckman, who is our Chairman of the Board of Directors and Chief Executive Officer, owns Ozark Capital, LLC.

(3)

Mr. Ronald Weiss is President of Sequoia Corporation and is a member of the Company’s Board of Directors.  Mr. Weiss shares voting control with respect to the shares held by Sequoia.

EXECUTIVE COMPENSATION

We are a newly formed Company with no history of operations.  We have paid no compensation to the Company's chief executive officer or any other individuals through the date of this prospectus.  Annual compensation will be paid to Mr. Heckman as our Chief Executive and Financial Officer in an amount not to exceed $100,000. There are no employment agreements between the Company and Mr. Heckman or any of its management.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Sequoia, Inc. (“Sequoia”) represents a significant shareholder in the Company (approximately 40%) and its president, Ronald Weiss, is a member of the Company’s Board of Directors.  Sequoia is engaged in the loan and lease brokerage business and is expected to refer potential lease and loan business to the Company on a nonexclusive basis.  We expect to pay Sequoia a brokerage commission on leases that Sequoia refers to the Company, which are accepted and closed by the Company.   The brokerage commission rates to be paid to Sequoia will be substantially the same as those commissions paid to other nonaffiliated brokers and will be reviewed and approved by the Board of Directors.

Lee Greif is a consultant to Sequoia and is involved in its lease/loan brokerage operations.  Mr. Greif is the spouse of Sequoia’s Chairman of the Board of Directors and the father of its shareholders; therefore Mr. Greif may exert influence on the operations and decisions of Sequoia, including those involving the Company.  Mr. Greif was engaged in the banking and savings and loan industry from 1979 to 1992.  During that time, he was a principal shareholder in five financial institutions.  As a result of his involvement with these financial institutions, in 1996, Mr. Greif pled guilty to one count of mail fraud, a Class B felony, and executed a Stipulation and Consent to Entry of Orders which permanently prohibits Mr. Greif from participating in any manner in the conduct of the affairs of any federally insured deposit institution.  Mr. Greif is not an employee, officer or director of the Company.

 DESCRIPTION OF NOTES

Our Notes (sometimes referred to herein as the “Notes”) have been designated by us as series 2002 and are issued pursuant to a resolution to the board of directors of our company, without an indenture.  The following is the summary of the resolution.

Date, Interest, and Payment.   Our Notes will mature in three to ten years from the date of issue and will bear interest from the date issued.  Interest at the annual rate (on the basis of a 30-day month and a 360-day year), stated on the face of the Note will be payable, at the option of the holder, monthly, quarterly, semi-annually or annually.  Payments of interest will be made to the person or persons in whose name such Note is registered.  Principal and interest will be mailed from our principal office to the subordinated note holder on the date due as called for on the subordinated note

The Notes are to be issued only in registered form without coupons in a minimum denomination of $1,000.

We act as our own registrar, paying agent, and transfer agent for the Notes.

Subordination.  The indebtedness evidenced by the Notes is subordinated and subject to prior payment in full of any other debt of the company so that (a) upon insolvency, bankruptcy, or other marshaling of assets and liabilities of us, no payment may be made in respect to the Notes unless our other debts should be paid in full; and (b) upon the maturity of any other debt, all amounts payable in respect to such other debt shall be paid in full before any payments may be made on the Notes.

For purposes hereof “other debt” means all indebtedness of us for money borrowed, whether outstanding at the date of the resolution or incurred hereafter, which is not expressed to be subordinate or junior in right of payment to any other indebtedness of us for borrowed money.  There is no limit of the amount of additional borrowings we may incur.

Restrictive Provisions.  No note issued hereunder shall provide any restriction on us for the payment of cash dividends, redemption or issuance of any class of stock, or the amount of other securities, which may be redeemed, purchased, or issued by us.

Transfer Restriction. The Notes offered hereby are non-negotiable and are therefore not transferable without the prior written consent of the Company. Due to the non-negotiable nature of the Subordinated Debentures and the lack of a market for the sale of the Subordinated Debentures, even if the Company permitted a transfer, investors may be unable to liquidate their investment even if circumstances would otherwise warrant such a sale.

Redemption.  The Notes offered hereby will be redeemable at our option, at any time as a whole, or from time to time, in part, on any date prior to maturity, upon not less than 60 days notice to you of our intent to redeem the Note.  The Notes to be selected for redemption will be arbitrarily determined by us.

This section provides only a summary of the significant provisions of the Notes.  Potential investors are encouraged to read the entire provision of the Notes as described on the Subordinated Note certificate prior to making any investment decisions.

PLAN OF DISTRIBUTION

The Notes will be offered directly by us through certain of our employees, officers, or directors.  We may offer the Notes by means of general advertising or solicitation.  No sales commission, finder’s fee, or other compensation will be paid for Notes sold by us.

In the event we engage a broker/dealer to participate in the sale of our Notes, we will supplement this Prospectus to advise you of such arrangements and the costs associated with such transaction.

There is no minimum amount of Notes offered that are required to be sold through this offering.  Payment for the Notes may be made by check or money order made payable to the Company and will be placed in our corporate checking account until the subscription is approved.  We reserve the right to reject any subscriptions in which case the funds will be returned to the subscriber.  The subscription form is attached to this prospectus and should be completed by the prospective purchaser of the Notes and transmitted to the Company with the form of payment for the Notes.

LEGAL MATTERS

The validity of the Notes offered hereby, will be passed upon by Michael G. Quinn, Esquire, Wichita, Kansas.

EXPERTS

The balance sheet as of June 20, 2002 of American Fidelity Deposit Corporation, included in this Prospectus, have been audited by Pickett, Chaney and McMullen LLP, independent auditors, as stated in their report appearing herein and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, a Registration Statement including all amendments, exhibits and schedules, on Form SB-2 under the Securities Act with respect to these Notes. This prospectus, which constitutes a part of the registration statement, omits some of the information contained in the registration statement and the exhibits and financial schedules thereto.   Reference is made to the registration statement and related exhibits and schedules for further information with respect to us and the Notes.

Any statements contained in this prospectus concerning the provisions of any document are not necessarily complete, and in each instance that reference is made to a copy of the document filed as an exhibit to the registration statement.  Each such statement is qualified in its entirety by such reference.

For further information with respect to us and the Notes, reference is made You may read and copy any reports, statements and other information we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operations of the Public Reference Room. Our SEC filings are also available on the SEC’s Internet site (http://www.sec.gov). Except as indicated above, the information on this web site is not and should not be considered part of this document and is not incorporated into this prospectus by reference. This web address is, and is only intended to be, an inactive textual reference.

INDEPENDENT AUDITORS’ REPORT

To the Stockholders and Board of Directors of American Fidelity Deposit Corporation:

We have audited the accompanying balance sheet of American Fidelity Deposit Corporation (a developmental stage company) as of June 20, 2002. The balance sheet is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such balance sheet presents fairly, in all material respects, the financial position of American Fidelity Deposit Corporation as of June 20, 2002, in conformity with accounting principles generally accepted in the United States of America.

The accompanying balance sheet has been prepared assuming that the Company will continue as a going concern. As discussed in Note C to the balance sheet, the Company is a developmental stage company, and planned principal operations have not yet commenced, which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to this matter are also described in Note C. The balance sheet does not include any adjustments that might result from the outcome of this uncertainty.

/s/ PICKETT, CHANEY & MCMULLEN LLP

Lenexa, Kansas

June 21, 2002

F-1

AMERICAN FIDELITY DEPOSIT CORPORATION

(a developmental stage company)

BALANCE SHEET

JUNE 20, 2002

ASSETS:

Cash and cash equivalents	$10,000

Total assets	$10,000

STOCKHOLDERS’ EQUITY:

Common stock, $.01 par value; 1,000 shares
authorized, 1,000 shares issued	10
Additional paid-in capital	9,990
Retained earnings accumulated during development stage	-
Total stockholders’ equity	10,000

Total liabilities and stockholders’ equity )	$10,000

The accompanying Notes to Balance Sheet are an integral part of this financial statement.

F-2

AMERICAN FIDELITY DEPOSIT CORPORATION

(a developmental stage Company)

NOTES TO BALANCE SHEET

JUNE 20, 2002

NOTE A—NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION.  American Fidelity Deposit Corporation  (the “Company” or “AFD”), was formed on June 17, 2002 as a Colorado corporation.  The Company is in the developmental stage and intends to enter the finance business and in particular the origination of equipment loans and leases.  The Company has engaged in no transactions nor business activities from formation to the date of this balance sheet.

The Company has filed a Registration Statement on Form SB-2 with the Securities and Exchange Commission, whereby the Company is seeking to register $8,800,000 of subordinated notes for sale to the public.  The net proceeds of these notes (approximately $8,600,000 assuming all notes are sold and after offering expenses) are intended to fund the origination of leases primarily on equipment.  The Commission has not declared the registration statement effective, and there are no assurances that it ever will be declared effective.  In addition, there can be no assurance that the Company will be successful in selling the subordinated notes to the public.

NATURE OF OPERATIONS.  The Company intends to enter the equipment leasing business, in particular the origination of equipment leases and loans. The Company plans to operate from its facility in Aurora, Colorado but it intends to originate leases and loans to customers throughout the United States.

REVENUE RECOGNITION.  Leasing and related fee income will be recognized as earned using the level-yield method.  Lease income accrual will be suspended when the receivable becomes delinquent for 90 days or more.  The income accrual may be suspended earlier if collection is doubtful.

Direct lease origination costs and loan fees such as points and other closing fees will be recorded as an adjustment to the cost basis of the related lease receivable.  This asset will be recognized as a yield adjustment over the term of the lease on the level yield method.

CASH AND CASH EQUIVALENTS.  The Company considers all highly liquid investments with an original maturity of three months or less as cash equivalents.

INCOME TAXES.  The Company was formed as a C-Corporation for income tax reporting purposes. Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided, when, in the opinion of management, it is more likely than not that a portion or all of a deferred tax asset will not be realized.

USE OF ESTIMATES.  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results may differ from these estimates.

FINANCING COSTS.  Financing costs incurred in connection with public offerings of subordinated debt securities will be recorded in other assets and amortized over the term of the related debt.

DERIVATIVE FINANCIAL INSTRUMENTS.  The Company held no derivative financial instruments as of June 20, 2002.

F-3

NOTE B—STOCKHOLDERS’ EQUITY

The Company issued 1,000 shares pursuant to its formation at $10 per share, which raised $10,000.

NOTE C- GOING CONCERN AND MANAGEMENT’S PLAN

The Company’s balance sheet was prepared using accounting principles generally accepted in the United States of America applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has had no activities since inception and is considered a development stage company because it has no operating revenues, and planned principal operations have not yet commenced.

In order to implement its business plan, develop a reliable source of revenues, and achieve a profitable level of operations, the Company will need, among other things, to be successful in raising funds from its subordinated note offering. Management’s plans include the successful raising of capital through the sale of subordinated notes and/or loans from major shareholders and third parties, the proceeds of which will be used to develop the Company’s leasing operations and to pay operating expenses. However, management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plan described in the preceding paragraph and ultimately to attain profitable operations. The accompanying balance sheet does not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

F-4

$8,800,000 Subordinated Notes
TABLE OF CONTENTS	AMERICAN FIDELITY DEPOSIT CORPORATION
Prospectus summary	2
Our Company	2
The offering	2
Summary financial data	2
Forward-looking statements	3
Risk Factors	3
Use of proceeds	6
Our plan of operation	7
Our business	7
Description of our property	11	June __, 2002
Legal proceedings	11
Our management	11
Our principal owners	12
Executive compensation	13
Certain relationships and related transactions	13

You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with different information.  You should not assume that the information in this prospectus is accurate as of any date other than the date appearing on the front page.

Description of subordinated notes	13
Plan of distribution	14
Legal matters	15
Experts	15
Additional information	15

Until         , 2002 all dealers that effect transactions in the notes, whether or not participating in this offer, may be required to deliver a prospectus.  This requirement is in addition to dealers obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

Financial statements	15

---------------------------

AMERICAN FIDELITY DEPOSIT CORPORATION

$8,800,000 SUBORDINATED NOTES

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The State of Colorado permits indemnification by a Colorado corporation of with respect to indemnification of officers, directors, employees and agents against liabilities incurred by reason of the fact that such person is or was a director, officer, employee or agent of the corporation.

Consistent therewith, Article III of the Registrant’s Bylaws contains a provision that indemnifies directors for all liabilities accruing to him or her because of their status as a director except where their alleged acts may be classified as fraud.  This provision effectively relieves the director of liability for monetary damages resulting from a breach of fiduciary duty, except in certain circumstances involving certain wrongful acts, such as a breach of a director’s duty of loyalty or acts or omissions that involve intentional misconduct or a knowing violation of law. This provision does not limit or eliminate the rights of the Company or any shareholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty. This provision will not alter a director’s liability under federal securities laws.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following represents the Registrant’s estimate of expenses in connection with the issuance and distribution of the securities being registered hereunder.  Except for the SEC registration fee, all amounts are estimates.

ESTIMATED
TYPE OF EXPENSE	AMOUNT
-----------------------------------------------------	-----------
Securities and Exchange Commission Registration Fee	$ 810
Legal Fees and Expenses	25,000
Accounting Fees and Expenses	2,000
Printing and Engraving Expenses	100,000
Advertising and travel	68,000
Miscellaneous	4,190
------------
Total	$ 200,000
=======

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

Following is a summary of the shares issued and consideration paid in connection with the formation of the Company:

Date of issuance	Acquirer	Number of shares	Price per share	Total cash consideration
June 17, 2002	Ozark Capital, LLC	502	$10.00	$ 5,020
June 17, 2002	Sequoia Corporation	400	$10.00	$ 4,000
June 17, 2002	James A. Ellis	49	$10.00	$ 490
June 17, 2002	Robert A. Levinson	49	$10.00	$ 490

The shares were issued in reliance upon the exemption from registration contained in Section 4(2) of the Act, as a private offering of securities.   Certificates representing the shares have an appropriate legend prohibiting transfer without compliance with the Act.

ITEM 27.  EXHIBITS

EXHIBIT
NUMBER	DESCRIPTION
--------------	-----------------------------------------------------------

3.01	Articles of Incorporation of Company

3.02	Bylaws of Company

4.01	Subscription Agreement

4.02	Form of Subordinated Note

4.03	Board resolution governing subordinated note provisions- (to be filed by amendment)

5.01*	Form of Opinion re legality (to be filed by amendment)

23.01*	Consent of Michael G. Quinn, esquire (included in Exhibit 5.01)

23.02	Consent of Pickett, Chaney & McMullen LLP

99.1	Form of Prospectus Supplement, Form of Order Forms and Other Materials.

---------------------------

*    To be filed by amendment.

ITEM 28.  UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

  a. To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  b. To reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.

  c. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Form SB-2 Registration Statement to be signed on its behalf by the undersigned, in the City of Aurora, State of Colorado, on June 25, 2002.

AMERICAN FIDELITY DEPOSIT CORPORATION

By:  /s/ THOMAS HECKMAN

-----------------------------

Thomas Heckman, President

(CHIEF EXECUTIVE OFFICER)

In accordance with the requirements of the Securities Act of 1933, this has been signed by the following persons in the capacities and on the dates indicated.

NAME	TITLE	DATE
------------------------	----------------------	----------------
/s/ THOMAS HECKMAN -----------------------	Chairman of the Board of Directors, Chief Executive Officer, Chief Financial Officer	June 25, 2002
Thomas Heckman

/s/ RONALD S. WEISS -----------------------	Director	June 25, 2002
Ronald S. Weiss

/s/ JOHN SNELLINGS	Director	June 25, 2002
------------------------
John Snellings

INDEX TO EXHIBITS

EXHIBIT
NUMBER	DESCRIPTION
--------------	-----------------------------------------------------------
3.01	Articles of Incorporation of Company

3.02	Bylaws of Company

4.01	Subscription Agreement

4.02	Form of Subordinated Note

4.03	Board resolution governing subordinated note provisions

5.01*	Form of Opinion re legality (to be filed by amendment)

23.01*	Consent of Michael G. Quinn (included in Exhibit 5.01)

23.02	Consent of Pickett, Chaney & McMullen LLP

99.1	Form of Prospectus Supplement, Form of Order Forms and Other Materials.

---------------------------

*    To be filed by amendment.

Exhibit 3.01

ARTICLES OF INCORPORATION  Form 001

Filing fee: $50.00 revised 12/27/01

Deliver 2 copies to:  Colorado Secretary of State

Business Division,

1560 Broadway, Suite 200

Denver, CO  80202-5169

This document must be typed or machine printed

Please include a self-addressed envelope.

  ABOVE SPACE FOR OFFICE USE ONLY

The undersigned, acting as the incorporator of a corporation for profit pursuant to § 7-102-102, Colorado Revised Statutes (C.R.S.), delivers these Articles of Incorporation to the Colorado Secretary of State for filing, and states as follows:

1.  The entity name of the corporation is: American Fidelity Deposit Corporation

The entity name of a corporation must contain the term “corporation”, “incorporated”, “company", or "limited", or an abbreviation of any of these terms §7-90-601(3)(a), C.R.S.

2.  The corporation is authorized to issue: (number) _1,000_______ shares of (class) Common

           (number)

____shares of (class)

__

If more classes are authorized, include attachment indicating class(es) and number of shares in each class.

3.  The street address of the corporation’s initial registered office and the name of its initial registered agent at that office are: Street Address (must be a street or other physical address in Colorado)

14420 East 6th Avenue, Aurora, Colorado 80011

If mail is undeliverable to this address, ALSO include a post office box address:

; Registered Agent Name:   John Snellings

The undersigned consents to appointment as the corporation’s initial registered agent:

Registered Agent Signature

/s/  John Snellings

4.  The address of the corporation’s initial principal office is:

14420 East 6th Avenue, Aurora, Colorado 80011

5.  The name and address of the incorporator is:

Name:

John Snellings

Address: 14420 East 6th Avenue, Aurora, Colorado 80011

6.  The address to which the Secretary of State may send a copy of this document upon completion of filing (or to which the Secretary of State may return this document if filing is refused) is:  900 Lighton Plaza Tower, 7500 College, Overland Park, Kansas 66214

If applicable, these articles are to have a delayed effective date of

__    (not to exceed 90 days)

Incorporator Signature

/s/ John Snellings

 Signer’s Name-printed: John Snellings

OPTIONAL. The electronic mail and/or Internet address for this entity is/are:  e-mail

 Web site

The Colorado Secretary of State may contact the following authorized person regarding this document:

Name: Tom Heckman

 address: 900 Lighton Plaza Tower, 7500 College, Overland Park, Ks. 66210

Voice: (913) 906-9898

 fax: (913) 906-9898

 e-mail

________________________________

Exhibit 3.02

BY-LAWS

OF

AMERICAN FIDELITY DEPOSIT CORPORATION

The principal office of the corporation in the State of Colorado shall be located in the City of Aurora, County of Arapahoe.  The corporation may have other such offices, either within or without the state of incorporation as the board of directors may designate or as the business of the corporation may from time to time requires.

ARTICLE II - STOCKHOLDERS

1.  ANNUAL MEETING.

The annual meeting of the stockholders shall be held on the 1st day of July in each year, beginning with the year 2003, for the purpose of electing directors and for the transaction of such other business as may come before the meeting.  If the day fixed for the annual meeting shall be a legal holiday, such meeting shall be held on the next succeeding business day.

2.  SPECIAL MEETINGS.

Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute, may be called by the president or by the directors, and shall be called by the president at the request of the stockholders of not less than sixty percent of all the outstanding shares of the corporation entitled to vote at the meeting.

3. PLACE OF MEETING

The directors may designate any place, either within or without the State unless otherwise prescribed by statute, as the place of meeting for any annual meeting or for any special meeting called by the directors.  A waiver of notice signed by all stockholders entitled to vote at a meeting may designate any place, either within or without the state unless otherwise prescribed by statute, as the place for holding such meeting.  If no designation is made, or if a special meeting were otherwise called, the place of meeting shall be the principal office of the corporation.

4.  NOTICE OF MEETING.

Written or printed notice stating the place, day and hour of the meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less that ten no more than twenty days before the date of the meeting either personally or by mail, by or at the direction of the president, or the secretary, or the officer or persons calling the meeting.  If mailed, such notice shall be deemed to be delivered when deposited in the United States mail, addressed to the stockholder at his/her address as it appears on the stock transfer books of the corporation, with postage thereon prepaid.

5.  CLOSING OF TRANSFER BOOKS OR FIXING OF RECORD DATE.

For the purpose of determining stockholders entitled to notice of or vote at any meeting of stockholders or any adjournment thereof, or stockholders entitled to receive payment of any dividend or in order to make a determination of stockholders for any other proper purpose, the directors of the corporation may provide that the stock transfer book shall be closed for the purpose of determining stockholders entitled to notice of or to vote at a meeting of stockholders, such books shall be closed for at least five days immediately preceding such meeting.  In lieu of closing the stock transfer books, the directors may fix in advance a date as the record date for any such determination of stockholders, such date in any case to be not more than thirty days and, in case of a meeting of stockholders, not less than ten days prior to the date on which the particular action requiring such determination of stockholders is to be taken.  If the stock transfer books are not closed and no record date is fixed for the determination of stockholders entitled to notice or to vote at a meeting of stockholders, or stockholders entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the directors declaring such a dividend is adopted, as the case may be, shall be the record date for such determination of stockholders.  When a determination of stockholders entitled to vote at any meeting of stockholders has been made as provided in this section, such determination shall apply to any adjournment thereof.

6.  VOTING LISTS.

The officer or agent having charge of the stock transfer books for shares of the corporation shall make a complete list of the shareholders, prior to such meeting or any adjournment thereof.  Such a list shall be arranged in alphabetical order with the address of and the number of shares held by each shareholder.  This list shall be kept on file at the principal office of the corporation and shall be subject to inspection by any shareholder at any time during usual business hours.  Such list shall also be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any shareholder during the whole time of the meeting.  The original stock transfer book shall be prima facie evidence as to who the shareholders are, that are entitled to examine such list or transfer books or to vote at the Meeting of Shareholders.

7.  QUORUM.

At any meeting of stockholders, a majority of the outstanding shares of the corporation entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of stockholders.  If less than said number of the outstanding shares are represented at a meeting, a majority of the shares so represented may adjourn the meeting from time to time without further notice.  At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified.  The stockholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

8.  PROXIES.

At all meetings of stockholders, a stockholder may vote by proxy executed in writing by the stockholder or by his duly authorized attorney in fact.  Such proxy shall be filed with the secretary of the corporation before or at the time of the meeting.

9. VOTING.

Each stockholder entitled to vote in accordance with the terms and provisions of the certificate of incorporation and these by-laws shall be entitled to one vote, in person or y proxy, for each share of stock entitled to vote held by such stockholders.  Upon the demand of any stockholder, the vote for directors and upon any question before the meeting shall be by ballot.  All elections for directors shall be decided by plurality vote; all other questions shall be decided by majority vote except as otherwise provided by the Certificate of Incorporation or the laws of this State.

10.  ORDER OF BUSINESS.

The Order of business at all meetings of the stockholders, shall be as follows:

1.

Roll call.

2.

Proof of notice of meeting or waiver of notice.

3.

Reading of minutes of preceding meeting.

4.

Reports of Officers.

5.

Reports of Committees.

6.

Election of Directors.

7.

Unfinished business.

8.

New business.

11.  INFORMAL ACTION BY STOCKHOLDERS

Unless otherwise provided by law, any action required to be taken at a meeting of the shareholders, or any other action which may be taken at a meeting of the shareholders, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the shareholders entitled to vote with respect to the subject matter thereof.

ARTICLE III – BOARD OF DIRECTORS

1.  GENERAL POWERS.

The business and affairs of the corporation shall be managed by its board of directors.  The directors shall in all cases act as a board, and they may adopt such rules and regulations for the conduct of their meetings and the management of the corporation, as they may deem proper, not inconsistent with these By-laws and the laws of this State.

2.  NUMBER, TENURE AND QUALIFICATIONS.

The number of directors of the corporation shall be three.  Each director shall hold office until the next annual meeting of stockholders and until his successor shall have been elected and qualified.  The number of directors may be increased or diminished from time to time by stockholders but shall never be less than one.

3.  REGULAR MEETINGS.

A regular meeting of the directors shall be held without other notice than this by-law immediately after, and at the same place as, the annual meeting of stockholders.  The directors may provide, by resolution, the time and place for the holding of additional regular meetings without other notice than such resolution.

4.  SPECIAL MEETINGS.

Special meetings of the directors may be called by or at the request of the president or any one director.  The person or persons authorized to call special meetings of the directors may fix the place for holding any special meeting of the directors called by them.

5.  NOTICE.

Notice of any special meeting shall be given at least ten days previously thereto by written notice delivered personally, or by telegram or mailed to each director at his business address.  If mailed, such notice shall be deemed to be delivered when deposited in the United States mail so addressed, with postage thereon prepaid.  The attendance of the director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.

6.  QUORUM

At any meeting of the directors, two shall constitute a quorum for the transaction of business, but if less than said number is present at a meeting, a majority of the directors present may adjourn the meeting from time to time without further notice.

7.  MANNER OF ACTING.

The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the directors.

8.  NEWLY CREATED DIRECTORSHIPS AND VACANCIES.

Newly created directorships resulting from an increase in the number of directors, and vacancies occurring in the board for any reason except the removal of directors without cause, may be filled by a vote of a majority of the directors then in office, although less than a quorum exists.  Vacancies occurring by reason of the removal of directors without cause shall be filled by vote of the stockholders.  A director elected to fill a vacancy caused by resignation, death or removal shall be elected to hold office for the unexpired term of his predecessor.

9.  REMOVAL OF DIRECTORS.

Any or all of the directors may be removed for cause by vote of the stockholders or by action by the board.  Directors may be removed without cause only by vote of the stockholders.

10.  RESIGNATION.

A director may resign at any time by giving written notice to the board, the president or the secretary of the corporation.  Unless otherwise specified in the notice, the resignation shall take effect upon receipt thereof by the board or such officer, and the acceptance of the resignation shall not be necessary to make it effective.

11.  COMPENSATION.

No compensation shall be paid to directors, as such, for their services, but by resolution of the board a fixed sum and expenses for actual attendance at each regular or special meeting of the board may be authorized.  Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity and receiving compensation therefore.

12.  PRESUMPTION OF ASSENT.

A director of the corporation who is present at a meeting of the directors at which action on any corporate matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent to such action with the person acting as the secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to the secretary of the corporation immediately after the adjournment of the meeting.  Such right to dissent shall not apply to a director who voted in favor of such action.

13.  EXECUTIVE AND OTHER COMMITTEES.

The board, by resolution, may designate from among its members an executive committee and other committees, each consisting of three or more directors.  Each such committee shall serve at the pleasure of the board.

1.

INDEMNIFICATION OF DIRECTORS.

The corporation shall indemnify the directors for all liabilities accruing to them because of their status as directors except where their acts may be classified as fraud.  In addition thereto, directors are hereby authorized to rely upon all corporate records in carrying out their duties as directors.

ARTICLE IV – OFFICERS

1.  NUMBER.

The officers of the corporation shall be a president, a secretary and a treasurer, each of whom shall be elected by the directors.  Such other officers and assistant officers as may be deemed necessary may be elected or appointed by the directors.

2.  ELECTION AND TERM OF OFFICE.

The officers of the corporation to be elected by the directors shall be elected annually at the first meeting of the directors held after each annual meeting of the stockholders.  Each officer shall hold office until his successor shall have been duly elected and shall have qualified or until his death or until he shall resign or shall have been removed in the manner hereinafter provided.

3.  REMOVAL.

Any officer or agent elected or appointed by the directors may be removed by the directors whenever in their judgment the best interests of the corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

4.  VACANCIES.

A vacancy in any office because of death, resignation, removal, disqualification or otherwise, may be filled by appointment by the directors for the unexpired portion of the term.

5.  PRESIDENT.

The president shall be the principal executive officer of the corporation and, subject to the control of the directors, shall in general supervise and control all of the business and affairs of the corporation.  He shall, when present, preside at all meetings of the stockholders and of the directors.  He may sign, with the secretary or any other proper officer of the corporation thereunto authorized by the directors, certificates for shares of the corporation, any deeds, mortgages, bonds, contracts, or other instruments which the directors have authorized to be executed, except in cases where the signing and execution thereof shall be expressly delegated by the directors or by these By-laws to some other officer or agent of the corporation, or shall be required by law to be otherwise signed or executed; and in general shall perform all duties incident to the office of president and such other duties as may be prescribed by the directors from time to time.

6.  SECRETARY

In the absence of the president or in event of his death, inability or refusal to act, the secretary shall perform the duties of the president, and when so acting shall have all the powers of and be subject to all the restrictions upon the president.  The secretary shall keep the minutes of the stockholders’ and directors’ meetings in one or more books, see that all notices are duly given in accordance with the provisions of these By-laws or as required, be custodian of the corporate records and of the seal of the corporation and keep a register of the post office address of each stockholder which shall be furnished to the secretary by such stockholder, have general charge of the stock transfer books of the corporation and in general perform all duties incident to the office of the secretary and such other duties as from time to time may be assigned to him by the president or by the directors.

7.  TREASURER.

If required by the directors, the treasurer shall give a bond for the faithful discharge of his duties in such sum and with such surety or sureties as the directors shall determine.  He shall have charge and custody of and be responsible for all funds and securities of the corporation; receive and give receipts for moneys due and payable to the corporation from any source whatsoever, and deposit all such moneys in the name of the corporation in such banks, trust companies or other depositories as shall be selected in accordance with these By-laws and in general perform all of the duties incident to the office of treasurer and such other duties as from time to time may be assigned to him by the president or by the directors.

1.

SALARIES.

The salaries of the officers shall be fixed from time to time by the directors and no officer shall be prevented from receiving such salary by reason of the fact that he is also a director of the corporation.

ARTICLE V – CONTRACTS, LOANS, CHECKS, AND DEPOSITS

1.  CONTRACTS.

The directors may authorize any officer or officers, agent or agents, to enter into any contract or execute and deliver any instrument in the name of and on behalf of the corporation, and such authority may be general or confined to a specific instance.

2.  LOANS.

No loans shall be contracted on behalf of the corporation and no evidences of indebtedness shall be issued in its name unless authorized by a resolution of the directors.  Such authority may be general or confined to a specific instance.

3.  CHECKS, DRAFTS, ETC.

All checks, drafts, or other orders for the payment of money, notes or other evidences of indebtedness issues in the name of the corporation, shall be signed by such officer or officers, agent or agents of the corporation and in such manner as shall from time to time be determined by resolution of the directors.

4.  DEPOSITS.

All funds of the corporation not otherwise employed shall be deposited from time to time to the credit of the corporation in such banks, trust companies or other depositaries as the directors may select.

ARTICLE VI – CERTIFICATES FOR SHARES AND THEIR TRANSFER

1.  CERTIFICATES FOR SHARES.

Certificates representing shares of the corporation shall be in such form as shall be determined by the directors.  Such certificates shall be signed by the president and by the secretary or by such other officers authorized by law and by the directors.  All certificates for shares shall be consecutively numbered or otherwise identified.  The name and address of the stockholders, the number of shares and date of issue, shall be entered on the stock transfer books of the corporation.  All certificates surrendered to the corporation for transfer shall be canceled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and canceled, except that in case of a lost, destroyed or mutilated certificate a new one may be issued therefore upon such terms and indemnity to the corporation as the directors may prescribe.

2.  TRANSFER OF SHARES.

(a)

Upon surrender to the corporation or the transfer agent of the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment, or authority to transfer, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, and cancel the surrendered certificate; every such transfer shall be entered on the transfer book of the corporation which shall be kept at its principal office.

(b)

The corporation shall be entitled to treat the holder of record of any share as the holder in fact thereof, and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share on the part of any other person whether or not it shall have express or other notice thereof, except as expressly provided by the laws of this state.

ARTICLE VII – FISCAL YEAR

The fiscal year of the corporation shall begin on the 1st day of January each year.

ARTICLE VIII – DIVIDENDS

The directors may from time to time declare, and the corporation may pay, dividends on its outstanding shares in the manner and upon the terms and conditions provided by law.

ARTICLE IX – SEAL

The directors shall provide a corporate seal, which shall be circular in form and shall have inscribed thereon the name of the corporation, the state of incorporation, year of incorporation and the words, “Corporate Seal.”

ARTICLE X – WAIVER OF NOTICE

Unless otherwise provided by law, whenever any notice is required to be given to any stockholder or director of the corporation under the provisions of these By-laws or under the provisions of the articles of incorporation, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

ARTICLE XI – AMENDMENTS

These By-laws may be altered, amended or repealed and new By-laws may be adopted by a vote of the stockholders representing a majority of all the shares issued and outstanding, at any annual stockholders meeting or at any special stockholders meeting when the proposed amendment has been set out in the notice of such meeting.

DATED, this 17th day of June, 2002.

CERTIFIED TO BE THE BY-LAWS OF:

AMERICAN FIDELITY DEPOSIT CORPORATION

/s/  Thomas Heckman

____________________________

SECRETARY

EXHIBIT 4.01

AMERICAN FIDELITY DEPOSIT CORPORATION

SUBSCRIPTION AGREEMENT – SUBORDINATED NOTES

The Investor named below, by payment of the purchase price for such Subordinated Notes (“Notes”), by delivery of a check payable to American Fidelity Deposit Corporation, hereby subscribes for the purchase of the principal amount of Notes indicated below of American Fidelity Deposit Corporation, with a minimum denomination of $1,000.  By such payment, the named Investor further acknowledges receipt of the Prospectus and any Supplement and the Subscription Agreement, the terms of which govern the investment in the Notes being subscribed for hereby.

INVESTOR: Please indicate your investment order below. Fill in all terms and amounts.

INVESTMENT IN SUBORDINATED NOTES:
Enclosed is my check for the purchase of Subordinated Note(s). ($1,000 minimum per note)	I have indicated below the amount I wish to invest for each term selected:
	Term	Amount $
Please check one of the following interest payment options:	Term	Amount $
Monthly [ ] quarterly[ ] semi-annually[ ] annually[ ] at maturity[ ]	Term	Amount $
	Term	Amount $
Interest rates are established at the date of purchase and set forth in the current Prospectus and Rate Supplement and are fixed until maturity.	Total of all Note(s)	Amount $

INVESTOR: Please print all information below to complete your order.

REGISTRATION INFORMATION

Registered owner:	SSN/EIN:
Telephone number (include area code):	Date of Birth:
Street address:
Street address:
City: State:	Zip

Second joint owner (if applicable):	SSN:
Beneficiary name:	SSN:
Custodian’s name (only one allowed by law):
Minor’s name (under Uniform Gifts to Minors Act):	Minor’s SSN:
SIGNATURE VERIFICATION

Under penalties of perjury, I certify that:

1. The social security number shown on this form is correct.

2.  I have received the prospectus and understand that American Fidelity Deposit Corporation notes are not bank savings or deposit accounts and are not insured by the US Government or any instrumentality thereof.

3.  I am not subject to backup withholding either because I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a failure to report all interest and dividends, or the IRS has notified me that I am no longer subject to backup withholding.  Only cross out subpart (3) if you are subject to backup withholding.

4. I am a bona fide resident of Colorado.

Signature of Registered Owner:

Joint Signature (if applicable):

PAYMENT INSTRUCTIONS

Make your checks payable to :
AMERICAN FIDELITY DEPOSIT CORPORATION
14420 East 6th Avenue
Aurora, Colorado 80011

This application is neither an offer to sell nor an offer to buy Subordinated Notes. Such an offer can only be made by Prospectus accompanied by a Rate Supplement.

EXHIBIT 4.02

SUBORDINATED NOTE

$_______________

        Aurora, Colorado

        _________, 20_____

FOR VALUE RECEIVED, the undersigned promises to pay to ___________________ (hereinafter, together with any holder hereof, called “Holder”) at ______________ or such other place as the Holder may from time to time designate in writing, the principal sum of _______________Dollars ($__________), on __________, together with simple interest thereon at the rate of __________% per annum, payable interest only ___________.  Interest is calculated on the basis of a 360-day year and is paid __________ commencing on _________ and continuing until _____________.  The entire outstanding principal balance and accrued interest, if any, shall be due __________, 20_____.

This Note is one of a series of Notes (“Notes”) of the undersigned in an aggregate principal amount not to exceed eight million eight hundred thousand dollars ($8,800,000), and is subject to a resolution of the Board of Director of the Undersigned (“Resolution”). Reference is hereby made to the Resolution for a description of the rights, limitations, obligations and immunities of the undersigned, and the holders of the Notes.

This Note has been executed and delivered in, and the terms and provisions are to be governed and construed by the laws of the State of Colorado.

This Note may be prepaid in whole or in part at any time without penalty, at the option of the Company, upon not less than 60 days notice to the Holder.

This Note is unsecured and subordinate to any and all other indebtedness of the undersigned as described in the Prospectus of the undersigned dated as of the _____ day of __________, 2002.

If an Event of Default shall have occurred and be continuing, the principal hereof may be declared due and payable in a manner, with the effect, and subject to the conditions provided in the Resolution.

Time is of the essence of this Note and in case this Note is collected by law or through an attorney at law, or under advice there from, the undersigned agrees to pay all costs of collection, including reasonable attorney’s fees.  Reasonable attorney’s fees are defined to include, but not be limited to, all fees incurred in all matters of collection and enforcement, construction and interpretation, before, during and after suit, trial proceedings and appeals, as well as appearances in and connected with any bankruptcy proceedings or creditors’ reorganization or similar proceedings.

All persons now or at any time liable, whether primarily or secondarily, for the payment of the indebtedness hereby evidenced, for themselves, their heirs, legal representatives, successors and assigns respectively, hereby (a) expressly waive presentment, demand for payment, notice of dishonor, protest, notice of nonpayment or protest, and diligence in collection; (b) consent that the time of all payments or any part thereof may be extended, rearranged, renewed or postponed by the Holder hereof and further consent that collateral security or any part thereof may be exchanged, added to or substituted for releasing, affecting or limiting their respective liability; and (c) agree that the Holder, in order to enforce payment of this Note, shall not be required first to institute any suit or to exhaust any of its remedies against the Maker or any other person or party to become liable hereunder.

IN WITNESS WHEREOF, the undersigned has caused this Note to be executed on the day and year first above written.

American Fidelity Deposit Corporation

A Colorado corporation

By:______________________________

Thomas Heckman, President

EXHIBIT 4.03

Resolution of the Board of Directors

of

American Fidelity Deposit Corporation

The following Resolution was unanimously adopted by the Board of Directors of American Fidelity Deposit Corporation (“Company”) at a special meeting thereof held on the 21st day of June, 2002.

“BE IT RESOLVED, that the Company is authorized to duly issue its Subordinated Notes (“Notes”), designated as Series 2002, to be issued to individuals, trusts, corporations and non-corporate entities, or others, as determined by the Company and subject to the following terms:

·

Amount:  The Notes will be issued in a minimum denomination of $1,000 in registered form, without coupon, in the aggregate principal amount of $8,800,000;

·

Date:  The Notes will be dated on the date of issue which shall be the date of acceptance by the Company of the subscription for the Notes by the purchase thereof;

·

Term:  The Notes shall be offered with maturities from 3 to 10 years;

·

Interest:  The Notes shall bear interest at a rate as offered from time to time by the Company, subject to market conditions, at an annual rate (on the basis of a 30-day month and a 360-day year) which will be stated on the face of the Note payable on the first day of a month, quarter, semi-annual, or annual basis as the purchaser selects;

·

Principal:  Principal due on the Notes will be paid upon the maturity of the term of the Notes as stated on the face of the Notes;

·

Payment:  Payment of principal and interest on the Notes will be mailed to the registered owner on the books of the Company on the date due as set forth in the Notes;

·

Subordination:  The Notes shall be subordinate to all other existing or future indebtedness of the Company, as to the payment of any principal or interest thereon.  In addition, such subordination shall be continuing and will not require any reaffirmation by the holder of the note or his/her assigns, or other parties of interest;

·

Redemption:  Any of the Series 2002 Subordinated Notes may be called at any time by the Company, upon no less than 60 days notice to the registered holder thereof with principal and accrued interest to be paid on said Note(s) called for redemption payable on the redemption date set forth in said Notes;

·

Restrictions:  The Notes issued hereunder shall not provide any restriction on us for the payment of cash dividends, redemption or issuance of any class of stock, or the amount of other securities, which may be redeemed, purchased, or issued by us.

·

Transfer: The Notes issued hereunder are non-negotiable and are not transferable without the prior written consent of the Company;

·

Default:  A default shall occur in the payment of principal or interest if the same is not paid 30 days after such payment is due.  The Holder of the Note shall have all rights as a creditor as provided by the laws of Colorado.  No officer, director, employee, parent or subsidiary shall be liable for payment of the Notes.

The Company, at the direction of the President, shall carry out all authorizations necessary for the issuance, sale, and payment of the Notes.”

CERTIFICATION

The undersigned the duly appointed President and Secretary of American Fidelity Deposit Corporation, hereby certifies that the Resolution set forth herein was duly authorized by the Board of Directors of American Fidelity Deposit Corporation on the 21st day of June, 2002.

____________________________________

Thomas Heckman, President and Secretary

Dated:  June 21, 2002

EXHIBIT 5.01

Legal opinion - to be provided by counsel by amendment

EXHIBIT 23.02

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of American Fidelity Deposit Corporation on Form SB-2 of our report dated June 21, 2002 on the Balance Sheet of American Fidelity Deposit Corporation appearing in the Prospectus, which is part of this Registration Statement, and we also consent to the reference to us under the heading “Experts”.

/s/ PICKETT, CHANEY & MCMULLEN LLP

Lenexa, Kansas

June 25, 2002

EXHIBIT 99.1

AMERICAN FIDELITY DEPOSIT CORPORATION

(LOGO)

John A. Sample

123 W Main Street

Anytown, CO 19004-3128

_____________, 2002

Dear Investor,

Thank you for your interest in American Fidelity Deposit Corporation's (“ AFD” ) Subordinated Note program! Enclosed please find the Prospectus that you requested. The current Rate Supplement is also enclosed.

An AFD Subordinated Note may be a good way for you to add a fixed-rate investment to your overall portfolio. And, investing is as easy as 1 - 2 - 3!

1. Read the current Prospectus, including "Risk Factors", carefully prior to investing.

2. Review the Rate Supplement and choose the rate and term that best suits your investment objectives.

3. Complete the Subscription Agreement and return it with your check made payable to "American Fidelity Deposit Corporation" in the enclosed postage-paid envelope.

Again, we thank you for your interest. If you have any further questions, please call us at 1-___-____-_____.

Sincerely,

/s/ Thomas Heckman ---------------------- Thomas Heckman President

*Interest rate is based a 360-day year. The effective annual yield assumes all interest is invested for 360 days. Rates offered are available through ___________, 200_. You may obtain an additional copy of the Prospectus, dated ______________, 2002, free of charge from American Fidelity Deposit Corporation by calling 1-800-___-____.

Subordinated Notes represent obligations of American Fidelity Deposit Corporation and are not certificates of deposit or insured or guaranteed by the FDIC or any other governmental agency.

other governmental agency.

AMERICAN FIDELITY DEPOSIT CORPORATION

SUBORDINATED NOTES

RATE SUPPLEMENT

PROSPECTUS SUPPLEMENT

DATED ____________

    Term                                        Rate

---------------------------------------------------------------

36 months.                                      ____%

48 months.                                      ____%

60 months.                                      ____%

72 months.                                      ____%

84 months.                                      ____%

96 months.                                      ____%

108 months.                                     ____%

120 months.                                     ____%

---------------------------------------------------------------

Minimum Investment for Investment Notes is $1,000

*Interest rate is based a 360-day year. Rates offered are available through ___________, 200_. You may obtain an additional copy of the Prospectus, dated ______________, 2002, free of charge from American Fidelity Deposit Corporation by calling 1-___-___-____.

Subordinated Notes represent obligations of American Fidelity Deposit Corporation and are not certificates of deposit or insured or guaranteed by the FDIC or any other governmental agency.

AMERICAN FIDELITY DEPOSIT CORPORATION

An offer can only be made by the Prospectus dated ____________, 2002, delivered in conjunction with this Rate Supplement dated _____________, 2002. See "Risk Factors" for a discussion of certain factors, which should be considered in connection with an Investment in the Notes. The rates for the subordinated Notes are available through __________, 2002. You may obtain an additional copy of the Prospectus dated ______________, 2002 free of charge from American Fidelity Deposit Corporation by calling (___) ____-_____.

Subordinated Notes represent obligations of American Fidelity Deposit Corporation and are not certificates of deposit or insured or guaranteed by the FDIC or any other governmental agency. In addition they are subordinate to other debt of the Company.

This information updates the prospectus information regarding the topics described below:

______________________________________________________________________________

______________________________________________________________________________

______________________________________________________________________________

______________________________________________________________________________